UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 17, 2007

Catapult Communications Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	0-24701	77-0086010
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

160 South Whisman Road, Mountain View, California		94041
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(650) 960-1025

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Catapult Communications Corporation and its wholly-owned subsidiary, Catapult Communications International Limited, (collectively, "Catapult") entered into a settlement agreement on January 17, 2007 with Nethawk Corporation and Nethawk Oyj (collectively "Nethawk") under which Nethawk Corporation and certain Nethawk shareholders will, collectively, transfer a total of 710,000 shares of Nethawk Oyj common stock to Catapult, and Catapult will dismiss all claims against Nethawk under a suit filed by Catapult in the United States District Court for the Northern District of Illinois, Eastern Division in December 2005.

The shares to be transferred to Catapult will represent an interest of approximately 2.6% in Nethawk Oyj, a private Finnish company, and will be recorded on the books of Catapult at a fair value to be determined with the assistance of an independent valuation advisor.

No party to the agreement has admitted any wrongdoing. The transfer of shares and dismissal of claims are to take place within 90 and 105 days, respectively, of the date of the agreement. The agreement contains other terms to protect against future misuse of proprietary information by either party.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Catapult Communications Corporation

January 18, 2007	By:	/s/ Christopher A. Stephenson

Name: Christopher A. Stephenson
Title: Chief Financial Officer